Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

THE WALT DISNEY COMPANY,

MAVERICK ACQUISITION SUB, INC.,

MAVERICK MERGER SUB, LLC

and

MARVEL ENTERTAINMENT, INC.

Dated as of August 31, 2009

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2009 by and among The Walt Disney Company, a Delaware corporation (“Parent”), Maverick Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Maverick Merger Sub, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Parent (“Merger LLC”), and Marvel Entertainment, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, the parties intend that the Merger shall be immediately followed by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the “Upstream Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the parties intend that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger and that the Upstream Merger shall, through the binding commitment evidenced by Section 5.18, be effected immediately following the Effective Time (as defined below), on the terms and subject to the conditions of this Agreement and in accordance with the LLC Act, without further approval, authorization or direction from or by any of the parties hereto;

WHEREAS, the Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is advisable and in the best interests of their respective companies and stockholders and accordingly have agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into a voting agreement with the Company and certain stockholders of the Company (the “Voting Agreement”); and

WHEREAS, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below.

“1998 Stock Incentive Plan” means the Company’s 1998 Stock Incentive Plan, as amended.

“2005 Stock Incentive Plan” means the Company’s 2005 Stock Incentive Plan as amended and restated on December 31, 2008.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Adjustment Price” means the average of (a) the Parent Signing Date Price and (b) the Parent Closing Date Share Price.

“Affiliate” means with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means any of the following transactions: (a) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (b) any direct or indirect acquisition or purchase, by any Person or group of Persons, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Subsidiary of the Company, of assets or properties that constitute twenty percent (20%) or more of the fair market value of the assets and properties of the Company and its Subsidiaries, taken as a whole, (c) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of twenty percent (20%) or more of any class of equity securities of the Company, or (d) any other transaction having a similar effect to those described in clauses (a)-(c), in each case, other than the Merger and the transactions contemplated by this Agreement and the Voting Agreement.

“Alternative Transaction Proposal” means any offer, inquiry, proposal or indication of interest, written or oral (whether binding or non-binding and other than an offer, inquiry, proposal or indication of interest by Parent or an Affiliate of Parent), relating to an Alternative Transaction.

“Base Merger Consideration” means the sum of (a) the aggregate Cash Consideration (including any cash paid in lieu of fractional shares and cash paid in respect of Dissenting Shares) plus (b) the Total Stock Consideration. For purposes of this calculation, the cash paid in respect of Dissenting Shares shall be deemed to be that amount of cash equal to the product of (i) the number of Dissenting Shares multiplied by (ii) the sum of (A) the Cash Consideration and (B) the product of the Exchange Ratio multiplied by the Parent Closing Date Share Price (with such Cash Consideration and Exchange Ratio determined without regard to any Adjustment pursuant to Section 2.10.)

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York.

“Certificate of Merger” means a certificate of merger, in such appropriate form as is determined by the parties.

“Characters” means all fictitious characters, including characters in comic books, as well as all derivative works based thereon in all media, whether existing now or in the future.

“Closing Date Parent Closing Price” means the closing price of Parent Common Stock on the Closing Date, as reported on the NYSE.

“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated as of October 23, 2008, as amended.

“Company Charter” means the Restated Certificate of Incorporation of the Company, dated as of February 23, 2006.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company, together with the rights attached thereto issued pursuant to the Rights Agreement.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which the Company and its Subsidiaries operate, (d) any effect arising out of a change in GAAP or applicable Law, (e) actions taken pursuant to this Agreement or at the request of Parent, (f) any changes in the price or trading volume of the Company’s stock, in and of itself, (g) any failure by the Company to meet published or unpublished revenue or earning projections, in and of itself or (h) any legal claims or other proceedings made by any of the Company Stockholders (on their own behalf as Company Stockholders or on behalf of the Company) arising out of or relating to this Agreement, in and of itself; provided, that (i) in the cases of clauses (a) through (c), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects the Company and its Subsidiaries relative to other participants in the industries in which the Company or its Subsidiaries operate and (ii) in the case of clauses (f) through (h), the underlying cause of any such change or event, in each case of clauses (i) and (ii), shall not be excluded from the determination of whether there has been a Company Material Adverse Effect.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Restricted Stock” means shares of restricted Company Common Stock issued pursuant to an Incentive Plan.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stock Option” means any option to purchase shares of Company Common Stock issued pursuant to Incentive Plans.

“Contract” means any written or oral binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all applicable Laws relating to the environment, natural resources, or safety or health of humans or other living organisms (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means 0.7452.

“Exploit” means, with respect to Films, to release, reproduce and distribute, perform, display, exhibit, broadcast or telecast, license, or sell, market, create merchandising or otherwise commercially exploit by any and all known or new or future (a) technology, (b) uses, (c) media, (d) formats, (e) modes of transmission and (f) methods of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.

“Films” means motion pictures (including features, shorts and trailers), television, cable or satellite programming (including on-demand and pay-per-view programming), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, known now or in the future, and all components thereof, including titles, themes, content, dialogue, Characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) as to which the Company or any of its Subsidiaries owns or controls any right, title or interest, including: (a) completed and released works or projects, (b) works or projects in any stage of progress, including works or projects in development and/or pre-production, in principal photography and/or post-production, and completed but not released as of the Closing Date, (c) “turnaround” works or projects, (d) Copyright and other Intellectual Property rights in and to the literary, dramatic and musical and other material associated with or related to or necessary to the Exploitation of the works or projects referred to in the foregoing clauses (a) through (c), (e) to the extent related to the works or projects referred to in the foregoing clauses (a) through (c), sequel, prequel and remake rights and other derivative production rights, including all novelization, merchandising, character, serialization, game and interactive rights, (f) all other allied, ancillary, subsidiary and derivative rights (including theme park rights), known and unknown, throughout the world related to the works and projects referenced in the foregoing clauses (a) through (e) and (g) all contractual and other rights associated with or related to such works or projects referenced in the foregoing clauses (a) through (e), whether in any media now known or hereafter developed.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal or other governmental authority or instrumentality, domestic or foreign.

“Governmental Permit” means with respect to the Company or any of its Subsidiaries, any consent, license, permit, grant, or other authorization of a Governmental Authority.

“Grant Date” means, with respect to a Company Stock Option, the date on which the grant of such option was required by its terms to be effective.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material, or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incentive Plans” means the 2005 Stock Incentive Plan and the 1998 Stock Incentive Plan.

“Intercompany Payable” means, with respect to the Company, any amount owing by the Company to any Subsidiary of the Company.

“Intercompany Receivable” means, with respect to any Subsidiary of the Company, any amount owed to such Subsidiary by the Company.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Law” means all foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Authority, and all Orders.

“Lee” means Mr. Stan Lee.

“Liabilities” means debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or Order and those arising under any Contract.

“Library Films” means any and all Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed and/or acquired, delivered, and for which the Exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date. For the avoidance of doubt, the term “Library Films” shall include all Films other than Films In Progress.

“Major Properties” means the Properties (including referenced families of characters) listed in Section 1.1(c) of the Company Disclosure Letter.

“Major Properties Contracts” means all Contracts relating to the Major Properties.

“Material IP Contracts” means (a) all Contracts to which the Company or a Subsidiary is a party with royalty or other payments in excess of One Million Dollars ($1,000,000) per year during the immediately preceding fiscal year or with respect to which payments in any of the next three (3) succeeding fiscal years could, based on current projections, reasonably be expected to exceed One Million Dollars ($1,000,000) per year, (b) all exclusive license agreements to which the Company or a Subsidiary is a party, (c) all license agreements relating to Intellectual Property to which the Company or a Subsidiary is a party which expire on or after the date which is three (3) years after the date of this Agreement, (d) all licensing, distribution or sub-distribution agreements with respect to any theatrical motion picture, direct-to-video production or episodic made-for-television animation owned or controlled by the Company or any of its Subsidiaries, (e) all licensing, distribution or sub-distribution agreement to which the Company or a Subsidiary is a party with respect to theme parks, hotels and entertainment complexes and (f) all interactive (including video game, mobile, wireless) licensing, distribution or sub-distribution agreements to which the Company or a Subsidiary is a party.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“NYSE” means the New York Stock Exchange.

“Order” means any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Authority.

“Parent Closing Date Share Price” means the lesser of (a) the closing price, (b) the average of the high and low sales prices and (c) the weighted average trading price of one share of Parent Common Stock on the Closing Date, as reported on the NYSE.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that is materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (a) general economic or political conditions or changes therein, (b) financial or security market fluctuations or conditions, (c) changes in, or events affecting, the industries in which Parent and its Subsidiaries operate, (d) any effect arising out of a change in GAAP or applicable Law, (e) actions taken pursuant to this Agreement or at the request of the Company, (f) any changes in the price or trading volume of Parent’s stock, in and of itself, (g) any failure by Parent to meet published or unpublished revenue or earning projections, in and of itself or (h) any legal claims or other proceedings made by any of Parent Stockholders (on their own behalf as Parent Stockholders or on behalf of Parent) arising out of or relating to this Agreement, in and of itself; provided, that (i) in the cases of clauses (a) through (c), any such event, occurrence, fact, condition, change, development or effect which disproportionately affects Parent and its Subsidiaries relative to other participants in the industries in which Parent or its Subsidiaries operate and (ii) in the case of clauses (f) through (h), the underlying cause of any such change or event, in each case of clauses (i) and (ii), shall not be excluded from the determination of whether there has been a Parent Material Adverse Effect.

“Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

“Parent Signing Date Price” means $26.84.

“Permitted Encumbrances” means: (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances.

“Person” means any individual, corporation, company, limited liability company, general or limited partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Properties” means all Characters, Works and Films.

“Proxy Statement” means the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

“Registration Statement” means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock pursuant to the Merger.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge or emission.

“Representatives” means, with respect to Parent or the Company or any of their Subsidiaries, financial advisors, legal counsel, financing sources, accountants or other advisors, agents or representatives.

“Rights Agreement” means the Rights Agreement, dated as of August 22, 2000, between the Company and American Stock Transfer & Trust Company.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer programs, code, and related documentation and materials (including Internet Web sites and Intranet sites), including programs, tools, operating system programs, application software, system software, databases, firmware and middleware, including the source and object code versions thereof, in any and all forms and media, and all documentation, user manuals, training materials and development materials related to the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Superior Proposal” means a bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines in good faith, (after consultation with its outside legal counsel and an independent financial advisor of nationally recognized reputation), taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, that (a) is reasonably likely to be consummated on the terms proposed, (b) to the extent financing is required, such financing is then fully committed or reasonably capable of being obtained, (c) the per-share consideration offered is greater than the Merger Consideration and (d) is otherwise on terms that the Board of Directors of the Company has determined superior to the transaction contemplated by this Agreement; provided, however, that for purposes of this definition of “Superior Proposal,” the term Alternative Transaction Proposal shall have the meaning assigned to such term herein, except that all references to “twenty percent (20%)” in the definition of “Alternative Transaction” when it is used in the definition of Alternative Transaction Proposal shall be deemed to be a reference to “fifty percent (50%)”.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, (b) any Liability pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law, any obligations under any Contract with any Person with respect to the Liability for, or sharing of, Taxes (including pursuant to Section 1.1502-6 of the Regulations or comparable provisions of state, local or foreign Tax Law) and any Liability for Taxes as a transferee or successor, by Contract, indemnity or otherwise and (c) all interest, penalties, fines, additions to Tax, deficiency assessments or additional amounts imposed by any Tax Authority or other Governmental Authority in connection with any item described in clauses (a) and (b).

“Tax Authority” means any Governmental Authority charged with the administration of any Tax Law.

“Tax Law” means any applicable Law relating to Taxes.

“Tax Return” means any returns, declarations, reports, estimates, information returns and statements in respect of any Taxes (including any schedules or attachments thereto or amendments thereof).

“Total Stock Consideration” means the product of the Parent Closing Date Share Price multiplied by the aggregate number of shares of Parent Common Stock to be issued pursuant to this Agreement (other than pursuant to Section 2.6(a)).

“Use” means to use, reproduce, prepare derivative works based upon, distribute, perform, display, make, have made, sell, license, sublicense and otherwise exploit.

“Works” means all books, titles, scripts, storyboards and other works (including drafts and manuscripts, whether or not published) and publications, including comic books, as well as all derivative works based thereon in all media, whether existing now or in the future.

1.2 Additional Definitions. Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term	Section
Adjustment	Section 2.10
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(d)(iii)
Book Entry Shares	Section 2.7(a)
Cash Consideration	Section 2.6(b)
Certificate	Section 2.6(b)
Closing	Section 2.4
Closing Date	Section 2.4
Code	Recitals
Company	Preamble
Company 401(k) Plan	Section 5.12
Company Adverse Recommendation Change	Section 5.2(d)
Company Data	Section 3.14(b)
Company Financial Statements	Section 3.6(b)
Company Intellectual Property	Section 3.13(a)
Company IT Systems	Section 3.14(a)
Company Material Contract	Section 3.17(a)
Company Multiemployer Plan	Section 3.15(k)
Company Plans	Section 3.15(a)
Company RSU	Section 2.8(c)
Company SEC Documents	Section 3.6(a)
Company Stockholder Approval	Section 3.4(a)
Company Stockholders’ Meeting	Section 3.19
Confidentiality Agreement	Section 5.2(b)(i)
Copyrights	Section 3.13(a)
D&O Insurance	Section 5.8(b)
DGCL	Recitals
Dissenting Shares	Section 2.6(d)
Divestitures	Section 5.6(c)
Effective Time	Section 2.3
ERISA Affiliate	Section 3.15(a)
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.7(a)
Expenses	Section 7.3(c)
Films in Progress	Section 3.22(a)
go.com Common Stock	Section 4.2(a)
Indemnified Parties	Section 5.8(a)
Intellectual Property	Section 3.13(a)

Term	Section
IP Contracts	Section 3.13(a)
Leased Property	Section 3.11(b)
LLC Act	Recitals
Merger	Recitals
Merger Consideration	Section 2.6(b)
Merger LLC	Preamble
Merger Sub	Preamble
Non-Owned Intellectual Property	Section 3.13(a)
Outside Date	Section 7.1(b)(i)
Owned Intellectual Property	Section 3.13(a)
Parent	Preamble
Parent SEC Documents	Section 4.5(a)
Real Property Leases	Section 3.11(b)
Reinstated Recommendation	Section 5.3(b)
Stock Consideration	Section 2.6(b)
Surviving Company	Section 5.18
Surviving Corporation	Section 2.1
Termination Fee	Section 7.3(a)
Trade Secrets	Section 3.13(a)
Upstream Merger	Recitals
Voting Agreement	Recitals

Voting Company Debt	Section 3.2(b)

1.3 Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) references to a person are also to its successors and permitted assigns;

(i) references to monetary amounts are to the lawful currency of the United States;

(j) words importing the singular include the plural and vice versa and words importing gender include all genders;

(k) time is of the essence in the performance of the parties’ respective obligations; and

(l) time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.2 Charter and Bylaws.

(a) At the Effective Time, the Company Charter shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b) At the Effective Time, the Company Bylaws shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(c) At the effective time of the Upstream Merger, the certificate of formation of the Surviving Company shall be amended to read as set forth on Exhibit A and as so amended shall be the certificate of formation of the Surviving Company in the Upstream Merger.

(d) At the effective time of the Upstream Merger, the operating agreement of the Surviving Company shall be amended to read as set forth on Exhibit B and as so amended shall be the operating agreement of the Surviving Company in the Upstream Merger.

2.3 Effective Time of the Merger. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

2.4 Closing. Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions)

shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and on a date as agreed to by the parties in writing (the “Closing Date”). The Closing shall take place at or after 5:00 p.m., New York City time, on the Closing Date, at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019 or at such other place as agreed to by the parties hereto.

2.5 Directors and Officers of the Surviving Corporation. Prior to the Closing, the Company shall deliver to Parent the resignation of each member of the Board of Directors of the Company and, in the case of the officers of the Company identified on Section 2.5 of the Company Disclosure Letter, the resignation of each such officer, in each case, effective as of the Closing. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

2.6 Effect on Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder:

(a) Treasury Shares. At the Effective Time, (i) each share of Company Common Stock held by the Company as treasury stock prior to the Effective Time shall remain issued and outstanding, and no payment shall be made in respect thereof, (ii) each share of Company Common Stock held by Parent prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor and (iii) each issued and outstanding share of Company Common Stock held by a Subsidiary of the Company or a Subsidiary of Parent shall be converted into the right to receive that number of shares of Parent Common Stock equal to the quotient of (A) the Cash Consideration plus the product of the Exchange Ratio multiplied by the Parent Closing Date Share Price divided by (B) the Parent Closing Date Share Price.

(b) Conversion of Company Common Stock. Except as otherwise provided in Section 2.6(a), Section 2.6(c) and Section 2.6(d), and subject to any Adjustment pursuant to Section 2.10, each issued and outstanding share of Company Common Stock shall automatically be converted into the right to receive (i) $30.00 in cash, without interest (the “Cash Consideration”), and (ii) that number of validly issued, fully-paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). From and after the Effective Time, all shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.6(b) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor, any cash payable in lieu of fractional shares and any dividends or other distributions to which holders of shares of Company Common Stock become entitled in accordance with this Article II upon the surrender of such Certificate.

(c) Changes to Stock. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Common Stock or Company Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, split-up, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Merger Consideration, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d) Dissenting Shares; Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a Company Stockholder who has properly exercised such Company Stockholder’s appraisal rights under Section 262 of the DGCL (any such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.6(b). Holders of Dissenting Shares shall be entitled to receive from the Surviving Corporation the amounts determined in accordance with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or otherwise effectively waives, withdraws or loses the right for appraisal, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand or notices. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

2.7 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select an institution reasonably acceptable to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger for the purpose of exchanging Certificates and non-certificated shares represented by book entry (“Book Entry Shares”) for the Merger Consideration. Parent will make available to the Exchange Agent, at or prior to the Effective Time, (i) a number of shares of Parent Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.6(b), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.6(b) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.7(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record (as of immediately prior to the Effective Time) of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company in the United States) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent and (ii) instructions for effecting the surrender of Certificates in exchange for the Merger Consideration issuable and payable in respect thereof, and any dividends or other distributions to which such holders are entitled pursuant to Section 2.7(d)(i). Exchange of any Book Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

(b) Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or compliance with Parent’s customary procedure with respect to the exchange of Book Entry Shares, will be entitled to receive (i) the number of shares of Parent Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) that such holder has the right to receive pursuant to Section 2.6 and (ii) a check in the amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.6 and this Article II, including dividends and other distributions pursuant to Section 2.7(d) and cash payable in lieu of fractional shares pursuant to Section 2.7(e). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and any dividends and other distributions in accordance with Sections 2.7(b) and 2.7(d), and any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.7(e).

(c) Certificate Holder. If any portion of the Merger Consideration is to be paid to or registered in the name of a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment or registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment or registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Dividends and Distributions; Voting.

(i) No dividends or other distributions with respect to shares of Parent Common Stock issued pursuant to the Merger shall be paid to the holder of any unsurrendered Certificates or Book Entry Shares until such Certificates or Book Entry Shares are properly surrendered. Following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any stockholders meeting of Parent the number of whole shares of Parent Common Stock issuable hereunder in respect of such Certificates, regardless of whether such holders have exchanged their Certificates, and Parent agrees to treat holders of unsurrendered certificates as holders of record of Parent for purposes of notice and voting.

(e) Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.7(e), a cash payment in lieu of such fractional shares of Parent Common Stock in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Closing Date Parent Closing Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

(ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with this Section 2.7.

(f) No Further Ownership Rights. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the

Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and/or the Surviving Corporation for payment of its claim for Merger Consideration.

(h) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash or Parent Common Stock from the Exchange Fund delivered to a public official to the extent required by any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise irrevocably escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, defaced or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.7(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.7(d)(i), with respect to each share of Company Common Stock formerly represented by such Certificate.

(j) Withholding Rights. Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock (or with respect to all amounts payable pursuant to Section 2.6) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable United States federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock (or to the recipient of any amount payable pursuant to Section 2.6) in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

2.8 Company Equity Awards.

(a) Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall, if unvested, vest and become exercisable in full. Prior to and effective as of the Effective Time, the Company shall take all action necessary to terminate the Incentive Plans. Holders of all unexercised Company Stock Options outstanding as of immediately prior to the Effective Time will receive, in cancellation of their Company Stock Options, a cash payment from the Company immediately prior to the Effective Time, in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Company Stock Option and (ii) the excess, if any, of (A) the sum of the Cash Consideration plus that amount equal to the product of the Exchange Ratio multiplied by the Closing Date Parent Closing Price over (B) the exercise price per share provided for in such Company Stock Option, which cash payment shall be treated as compensation and shall be net of any applicable United States federal or state withholding Tax.

(b) Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Company Common Stock that was formerly Company Restricted Stock shall be entitled to receive the Merger Consideration in accordance with Section 2.6; provided, however, that, upon the lapsing of restrictions with respect to each share of Company Restricted Stock, the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax Law with respect to the lapsing of such restrictions.

(c) Company RSUs. Immediately prior to the Effective Time, all remaining forfeiture restrictions with respect to the Company restricted stock units issued pursuant to the Incentive Plans (the “Company RSUs”) shall expire and the holders thereof shall be entitled to receive the Merger Consideration in accordance with Section 2.6; provided, however, that the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable local Tax Law.

(d) The Company shall take all requisite action to effectuate the foregoing provisions of this Section 2.8.

2.9 Further Assurances. If, at any time before or after the Effective Time, the Company or Parent reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.10 Merger Consideration Adjustment. Notwithstanding anything contained herein to the contrary, if the Total Stock Consideration is less than 40% of the aggregate Base Merger Consideration, then the Exchange Ratio shall be increased (with a corresponding reduction in the Cash Consideration) to the extent necessary so that the Total Stock Consideration is equal to 40% of the aggregate Base Merger Consideration (the “Adjustment”). The Adjustment made pursuant to this Section 2.10 shall be made as follows: for each 0.0001 increase to the Exchange Ratio, there will be a corresponding decrease to the Cash Consideration in the amount of the product of 0.0001 multiplied by the Adjustment Price.

2.11 Effect on Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Merger shall be converted into and shall become one share of common stock of the Surviving Corporation.

2.12 Intercompany Indebtedness. If requested by Parent, immediately prior to the Merger, the Company shall (a) cause any or all of its Subsidiaries that holds any Intercompany Receivable to distribute, cancel or otherwise transfer for United States federal income Tax purposes all or a portion of such Intercompany Receivable to the Company (including, without limitation, by causing a conversion under applicable Law of Subsidiaries of the Company to be eligible to be treated as disregarded as an entity separate from its owner pursuant to Section 301.7701-3 of the Regulations), (b) cause any Subsidiary of the Company to transfer all or any portion of any Company Common Stock held by it to a newly formed or existing entity, or (c) any combination of (a) or (b). In addition to and without limiting Parent’s rights in the forgoing sentence, Parent shall have the option in its sole discretion to, immediately prior to the Merger and before or after any action taken pursuant to the preceding sentence, assume all or any portion of any Intercompany Payable from the Company or acquire all or any portion of any Intercompany Receivable from the holder thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company Disclosure Letter or (b) the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent, Merger Sub and Merger LLC as follows:

3.1 Organization. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to the date hereof, a true, complete and correct copy of the Company Charter and Company Bylaws in effect as of the date hereof.

3.2 Capitalization of the Company.

(a) The authorized capital stock of the Company consists solely of Two Hundred Fifty Million (250,000,000) shares of Company Common Stock and One Hundred Million (100,000,000) shares of Company Preferred Stock. As of the close of business on August 28, 2009, (i) 78,493,680 shares of Company Common Stock (including 474,312 shares of Company Restricted Stock) were issued and outstanding, (ii) 56,683,411 shares of Company Common Stock were held in treasury by the Company and its Subsidiaries, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 1,841,869 shares of Company Common Stock were reserved for issuance pursuant to outstanding unexercised Company Stock Options and (v) 35,966 shares of Company Common Stock were reserved for issuance pursuant to outstanding unsettled Company RSUs. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No shares of capital stock of the Company are owned by any Subsidiary of the Company.

(b) There are no preemptive or similar rights granted by the Company or any Subsidiary of the Company on the part of any holders of any class of securities of the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or as listed on Section 3.2(b) of the Company Disclosure Letter, there are not, as of the date hereof, any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Subsidiaries of the Company is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. As of the date hereof, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Subsidiaries of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Subsidiaries of the Company is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries, other than the Voting Agreement.

(c) Section 3.2(c) of the Company Disclosure Letter sets forth the following information with respect to each outstanding Company Stock Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule, including a description of any acceleration provisions. Each Company Stock Option was granted in accordance with the terms of the Company Plan applicable thereto.

(d) Neither the Company nor any of its Subsidiaries owns, or has in the past three (3) years owned, any shares of capital stock of Parent or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Each Subsidiary of the Company (i) is a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (ii) has all power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (iii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of the Company, and all amendments thereto, as in effect as of the date hereof.

(b) All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding capital stock or securities of, or other equity interests in, each of the Subsidiaries of the Company, is owned, directly or indirectly, by the Company, and is owned free and clear of any Encumbrance and free of any other limitation or restriction, other than Encumbrances and other limitations that are, individually or in the aggregate, immaterial.

(c) Except for inaccuracies that are, individually or in the aggregate, immaterial, Section 3.3(c) of the Company Disclosure Letter (i) lists (A) each Subsidiary of the Company, (B) its jurisdiction of incorporation or organization and (C) the location of its principal executive office and (ii) sets forth all capital stock or other equity interest in any entity that are owned, directly or indirectly, by the Company (other than capital stock of, or other equity interests in, its Subsidiaries).

3.4 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery by Parent, Merger Sub and Merger LLC, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) recommended that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement be submitted to the Company Stockholders for their adoption.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

3.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust, competition or pre-merger notification Law, (iii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (v) the filing of the Certificate of Merger or other documents as required by the DGCL.

(b) The execution, delivery and, subject to the Company Stockholder Approval, performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.5(a) have been obtained and all filings and other obligations described in Section 3.5(a) have been made, conflict with or violate, in any material respect, any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of the Company or any of its Subsidiaries except, with respect to clauses (iii) and (iv), for such triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.6 SEC Reports and Financial Statements.

(a) The Company has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company since January 1, 2006 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

None of the Subsidiaries of the Company has filed since January 1, 2006 or is required to file any registration statements, prospectuses, reports, forms, statements, schedules, certifications or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments which were not, or are not expected to be, material).

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (ii) that transactions are executed in accordance with management’s general or specific authorizations; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has (i) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to management of the Company by others within the Company to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls. The Company has made available to Parent copies of documentation related to such disclosure contemplated in clauses (A) and (B) above.

(e) There are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Documents themselves. The Company has timely responded to all comment letters from the Staff of the SEC relating to the Company SEC Documents and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Parent true, complete and correct copies of all correspondence with the SEC occurring since January 1, 2006. None of the Company SEC Documents filed on or prior to the date hereof is, to the Knowledge of the Company, subject to ongoing SEC review or investigation.

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

3.7 No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated June 30, 2009 included in the Form 10-Q filed by the Company with the SEC on August 5, 2009 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any Liabilities, except (a) Liabilities incurred since June 30, 2009, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (b) Liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

3.8 Absence of Certain Changes. Since December 31, 2008, (a) there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) the Company and its Subsidiaries have, in all material respects, conducted their businesses in the ordinary course consistent with past practice.

3.9 Litigation. There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets and neither the Company nor any of its Subsidiaries is subject to any Order.

3.10 Compliance with Applicable Laws.

(a) The Company and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects, with all applicable Laws. No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct any such investigation or review.

(b) The Company and its Subsidiaries (i) hold all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect, and (ii) are in material compliance with all such Governmental Permits, and, to the Knowledge of the Company, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification.

(c) The Company is not an “investment company” under the Investment Company Act of 1940.

(d) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

3.11 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.11(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto (the “Real Property Leases”). Each premises subject to a Real Property Lease is hereinafter referred to as a “Leased Property.” The Company has made available to Parent a true, correct and complete copy of each Real Property Lease. Neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease; (iii) the Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Property under such Real Property Lease has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Real Property Lease; (iv) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; (v) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in such a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease; (vi) there is no pending, or to the Knowledge of the Company, threatened condemnation or similar proceeding affecting any Leased Property and (vii) the use and occupancy of the Leased Property by the Company or its Subsidiaries complies, in all material respects, with all applicable zoning restrictions or other Laws.

(c) Each of the Company and its Subsidiaries, in all material respects, (i) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business free and clear of all Encumbrances, in each case, except for Permitted Encumbrances.

3.12 Tax.

(a) The Company and each of its Subsidiaries (and any affiliated, consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any such Subsidiary is or has been a member) (i) has properly completed and timely filed (or had timely filed on its behalf) all material foreign, federal, state, local and municipal Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid (or will timely pay) all Taxes required to be paid by it prior to the Closing Date or, in the case of Taxes not yet due and payable, has established in the Company Financial Statements an adequate accrual or reserve in accordance with GAAP for the payment of such Taxes and (iii) has no Liability for Taxes in excess of the amount of accruals or reserves so established in the Company Financial Statements.

(b) Neither the Company nor any of its Subsidiaries has received any written notification from any Tax Authority regarding any issues that (i) are currently pending before any Tax Authority regarding the Company, or (ii) have been raised by any Tax Authority and not yet finally resolved.

(c) No Encumbrances relating to Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(d) No federal, state, local or foreign audit, examination or contest is presently pending with regard to any Taxes or Tax Returns of the Company and its Subsidiaries and no such audit has been threatened in writing.

(e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary, or aggregate group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any Liability for or in respect of the Taxes of, or determined by reference to the Tax Liability of, another Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any of its Subsidiaries have any Liability or potential Liability to another party under any such agreement.

(h) Since 2004, no claim that has not been resolved has been made against the Company or any of its Subsidiaries by a Tax Authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is or may be subject to Tax by that jurisdiction.

(i) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying under Section 355 of the Code (i) in the two (2) years prior to the date hereof or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(k) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been (and will not be) such a United States real property holding corporation during the five (5) year period ending on the Closing Date.

(l) Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise.

(m) Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to (or could give rise to) a disclosure obligation as a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Regulations or similar provision of state, local or foreign Tax Law.

(n) Neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Regulations or similar provision of state, local or foreign Tax Law.

(o) The Company has made available to Parent or its legal or accounting representative copies of all Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2004.

(p) None of the Company or any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” described in Section 368(a) of the Code.

3.13 Intellectual Property.

(a) For purposes of this Agreement, the term (i) “Intellectual Property” means any and all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) patents and applications therefor (including divisionals, continuations, continuations-in-part, reissues, renewals, extensions, re-examinations and other related rights) and equivalents thereof throughout the world, (B) trade secrets, know-how, confidential and/or proprietary business or technical information, computer programs, computer models, data, tools, algorithms, inventions, discoveries, improvements, technology and technical data, whether patentable or not or otherwise protectable (collectively, “Trade Secrets”), (C) trademarks, service marks, trade dress, trade names (including fictitious, assumed and d/b/a names), Internet domain names, URLs, common law trademark rights in motion picture titles, characters’ names and other protectable elements and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world, (D) copyrights and similar rights in protectable material, including mask works, including rights to Use and all renewals and extensions thereof and registrations of the foregoing and applications therefor, and equivalents of the foregoing throughout the world (“Copyrights”), (E) Software and (F) moral rights, rights of attribution, rights of privacy, publicity and all other intellectual property, proprietary and intangible rights; for the avoidance of doubt, the term “Intellectual Property” shall include all rights in and to all Properties; (ii) “IP Contracts” shall mean, collectively, any and all agreements relating to Intellectual Property to which the Company or any of its Subsidiaries is a party pursuant to which rights in Intellectual Property are in any manner transferred, conveyed, granted, restricted or waived, including any rights relating to the Exploitation of any of the Films or the Use of any Properties, including rights acquisition and licensing agreements, distribution and subdivision agreements, license agreements, revenue-sharing arrangements, sales agency agreements, distribution and production services agreements, “rent-a-system” agreements, merchandising agreements, commercial tie-in arrangements, publishing agreements and other agreements or arrangements with respect to any Films or Properties; (iii) “Owned Intellectual Property” means Intellectual Property in which the Company or any of its Subsidiaries has or purports to have an ownership interest; (iv) “Non-Owned Intellectual Property” means all Intellectual Property used by the Company or any of its Subsidiaries that is not Owned Intellectual Property; and (v) “Company Intellectual Property” means the Non-Owned Intellectual Property together with the Owned Intellectual Property. Notwithstanding this Section 3.13(a), except as specifically set forth herein, the representations of the Company and its Subsidiaries under this Section 3.13 exclude any Film (or Intellectual Property related thereto) that is co-owned with Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries currently has Exploitation rights; provided, however, that the foregoing exclusion shall not apply to any Major Properties (or Intellectual Property related thereto). For purposes of this Section 3.13 and Sections 3.21 and 3.22, “Subsidiary” shall include Spider-Man Merchandising L.P., a joint venture among Marvel Characters, Inc., Sony Pictures Entertainment Inc. and SPE Spider-Man GP Inc., established pursuant to the Amended and Restated License Agreement, dated May 21, 2004, between Marvel Characters, Inc. and Sony Pictures Entertainment Inc.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is registered, applied for, filed or recorded with any Governmental Authority (and, with respect to domain names, any registered with any registrar or similar authority), other than copyrights but including domain names; and (ii) all Material IP Contracts. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (i) each item of Owned Intellectual Property relating to Major Properties required to be listed in Section 3.13(b)(i) of the Company Disclosure Letter and (ii) all copyrights related to the Major Properties, in each case, free and clear of all Encumbrances (except for Encumbrances created by licenses).

(c) The Company and its Subsidiaries have taken all legally and commercially reasonable steps to protect, register and maintain Owned Intellectual Property that the Company and its Subsidiaries in the exercise of their reasonable business judgment have determined to be necessary or advisable for such protection, registration or maintenance. The Company (i) has a policy requiring (A) each employee of the Company and its Subsidiaries who contributes to the production or development of any Intellectual Property or Properties for or on behalf of the Company or any of its Subsidiaries to execute a Work for Hire Agreement in substantially the form(s) made available to Parent, and (B) the Company’s and its Subsidiaries’ consultants that would reasonably be expected (1) to have access to the Company’s or any of its Subsidiaries’ confidential information to execute a written agreement reasonably protecting the confidentiality of such information, or (2) to contribute to the production or development of any Intellectual Property or Properties for or on behalf of the Company or any of its Subsidiaries to execute a written agreement with an assignment of inventions and rights provision (such as a certificate of authorship or certificate of results and proceeds) or, if effective under applicable Law, a work-made-for-hire provision, and (ii) is in compliance with the policy referred to in clause (i) above in all material respects. The Company (x) has a policy in which neither the Company nor any of its Subsidiaries is to divulge, furnish to or make accessible any of their material Trade Secrets to any Person who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets, and (y) is in compliance with the policy referred to in clause (x) above in all material respects. Without limiting the foregoing, the Company and its Subsidiaries take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.

(d) The Company or one of its Subsidiaries owns, or is licensed or otherwise possesses sufficient legal enforceable rights to Use, the Company Intellectual Property material to the business of the Company and its Subsidiaries in the manner that the Company and its Subsidiaries currently Use such Company Intellectual Property to conduct their businesses and such Company Intellectual Property includes all of the Intellectual Property necessary or advisable for the conduct of the business of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, there are no facts, proceedings, claims or challenges that cause or would cause any Owned Intellectual Property required to be listed in Section 3.13(b)(i) of the Company Disclosure Letter or any copyrights relating to Major Properties to be invalid or unenforceable, and the Company has not received any notice in writing or subsequent correspondence from any Person in the six-year period prior to the date of this Agreement bringing or threatening to bring such proceedings, claims or challenges. Neither the Company nor any of its Subsidiaries has dedicated to the public domain, or forfeited or abandoned or otherwise allowed to become public domain any Owned Intellectual Property material to the business of the Company and its Subsidiaries. To the extent required in the Company’s and its Subsidiaries’ reasonable judgment and consistent with prudent practices, all necessary registration, maintenance and renewal fees in respect of the Owned Intellectual Property listed in Section 3.13(b)(i) of the Company Disclosure Letter or any copyrights relating to Major Properties and purported to be registered have been paid and the Company or the relevant Subsidiary is current with all necessary documents and filings with the relevant Governmental Authorities for the purpose of maintaining such Owned Intellectual Property.

(e) None of the Company, its Subsidiaries nor any of their respective activities, products or services (including any Property included in the Company Intellectual Property and any of the literary, dramatic or musical material contained therein or upon which any Film included therein is based) infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated any Intellectual Property right of any Person or constitutes a libel, slander or other defamation of any Person in a manner which would, or which would reasonably be expected to, materially and adversely affect the Company, its Subsidiaries or their respective businesses or Properties. The Company has not received any notice of, and to the Knowledge of the Company, there have been no threatened Actions claiming or alleging the matters described in the preceding sentence (or challenging the Company’s sole ownership or exclusive right to use any Owned Intellectual Property) in the three (3) year period prior to the date of this Agreement, nor are there any such claims pending. There are no Actions or claims pending in which the Company or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property right.

(f) The consummation of the transactions contemplated by this Agreement will not (i) restrict, limit, invalidate, result in the loss of or otherwise materially adversely affect any right, title or interest of the Company or any of its Subsidiaries in any Owned Intellectual Property or any Property, in each case, material to the business of the Company and its Subsidiaries nor its rights to Use any Non-Owned Intellectual Property material to the business of the Company and its Subsidiaries, (ii) grant or require the Company or any Subsidiary to grant to any Person any rights with respect to any Owned Intellectual Property or any Property, in each case, material to the business of the Company and its Subsidiaries, other than those granted in the absence of the consummation of the transactions contemplated by this Agreement, (iii) subject the Company or any of its Subsidiaries to any material increase in royalties or other payments under any IP Contract, other than those owing in the absence of the consummation of the transactions contemplated by this Agreement, (iv) materially diminish any royalties or other payments to which the Company or its Subsidiaries would otherwise be entitled to under any IP Contract in the absence of the consummation of the transactions contemplated by this Agreement or (v) result in a Company Material Adverse Effect, or result in the breach or, by the terms of such contract, termination of any IP Contract material to the business of the Company and its Subsidiaries.

(g) All of the Properties included in the Major Properties of which Lee was the creator or with respect to the creation or development of which Lee was involved were either (i) created by Lee as an employee of, and within the scope of his employment with, the Company, one of its predecessors or any of its

Subsidiaries, or (ii) was effectively assigned by Lee to the Company, one of its predecessors or any of its Subsidiaries, and each such Material Property included in clause (i) or (ii) above is owned exclusively by the Company or its applicable Subsidiary.

(h) The Company has not received any notice of termination of a transfer, grant or license under Section 203 or Section 304 of the United States Copyright Act of 1976, as amended, within the last ten (10) years with respect to any Copyrights relating to any of the Properties material to the business of the Company and its Subsidiaries.

3.14 Information Technology; Security & Privacy.

(a) All information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) have been properly maintained, in all material respects, by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the entertainment industry and the electronic commerce industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries in all material respects. The Company and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.

(b) All right, title and interest in and to the data included in the Owned Intellectual Property that is material to the business of the Company and its Subsidiaries and contained in any database used or maintained by the Company or its Subsidiaries (collectively, the “Company Data”) is owned by the Company or a Subsidiary, free and clear of all Encumbrances.

(c) The Company has established and is in compliance with a written information security program or programs covering the Company and its Subsidiaries that (i) includes safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) is designed to protect against unauthorized access to the Company IT Systems, Company Data, and the systems of any third party service providers that have access to (A) Company Data or (B) Company IT Systems.

3.15 Employee Benefits.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true, correct and complete list of each material (i) employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, retention, severance, change-in-control, or termination pay plan or arrangement, medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or other retirement, vacation, or sick leave program, agreement or arrangement, and (ii) other employee benefit plan, program, agreement or arrangement, in either case, which is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee, independent contractor or director of the Company, or any of its Subsidiaries or any ERISA Affiliate (the “Company Plans”). Except as required by applicable Law, none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Company Plan or modify or change any existing Company Plan.

(b) With respect to each Company Plan, the Company has heretofore made available to Parent true, correct and complete copies of each such Company Plan and any amendments thereto, and to the extent applicable, any related trust or other funding vehicle, the latest version of any annual report on Form 5500 filed with the IRS with respect to each Company Plan (if any such report was required) with all required attachments and the most recent summary plan description (if required) and summaries of material modification with respect to any Company Plan for which a summary plan description is required, and the most recent determination letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code. With respect to the Company Plans, there has been no event that would increase materially the expense of maintaining such Company Plans over the cost of doing so for the most recently completed plan year.

(c) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has any liability under Title IV of ERISA.

(d) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable Law. No event has occurred with respect to any Company Plan that would reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries or ERISA Affiliates of any material Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable IRS determination letter with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could reasonably be expected to result in material liability to the Company or its Subsidiaries in respect of such qualified status.

(f) There are no pending or, to the Knowledge of the Company, threatened, Actions or audits involving any Company Plan or by any current or former employee, independent contractor or director against the Company or any of its Subsidiaries, other than routine claims for benefits.

(g) Neither the Company nor any of its Subsidiaries has any Liability in respect of post-retirement health, medical or life insurance benefits for former or current officers, employees, independent contractors or directors of the Company or any of its Subsidiaries, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

(h) The consummation of the Merger will not (either alone or together with any other event) cause or result in the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Plan or any collective bargaining agreement, and no such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each grant of a Company Stock Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was documented in writing. Each such grant of a Company Stock Option was made in material compliance with the terms of the applicable Incentive Plan. The per share exercise price of each Company Stock Option was equal to or greater than the fair market value (as defined in the Company’s 1998 Stock Incentive Plan or the Company’s 2005 Stock Incentive Plan, as applicable) of a share of Company Common Stock on the applicable Grant Dates.

(j) Each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code complies in form and operation with Section 409A of the Code, except as could not reasonably be expected to result in material liability.

(k) Section 3.15(k) of the Company Disclosure Letter lists each “multiemployer plan” (as defined in Section 3(37) of ERISA) that the Company or any of its Subsidiaries participates in or contributes to for the benefit of employees or former employees of the Company or any of its Subsidiaries (each, a “Company Multiemployer Plan”). Neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates has completely or partially withdrawn from any Company Multiemployer Plan. No withdrawal liability to any Company Multiemployer Plan has been or is reasonably expected to be incurred with respect to any Company Multiemployer Plan by the Company or any of its Subsidiaries or any of their ERISA Affiliates.

3.16 Labor

(a) The Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other material labor-related agreements or arrangements to which the Company is bound that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor union or labor organization or works council with respect to their employment with the Company or its Subsidiaries.

(b) No labor union, labor organization, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

(c) There are (i) no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, and (ii) no labor strike, lock out, material grievance, material arbitration, labor dispute, slowdown or stoppage against or affecting the Company or its Subsidiaries, and no labor dispute is, to the Knowledge of the Company, threatened.

(d) The Company and its Subsidiaries are and have been in material compliance with all Laws respecting employment and employment practices, including but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation), all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(e) Except as could not reasonably be expected to result in a material liability, all persons who have performed services for the Company or any of its Subsidiaries and have been classified as independent contractors, and all persons who have performed services for the Company or any of its Subsidiaries in the United States and have been classified as exempt employees not entitled to overtime pay, have been at all times properly classified as such in accordance with applicable Law.

3.17 Material Contracts.

(a) All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or bound by, any of the following (each, a “Company Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract relating to indebtedness for money borrowed or guaranteed indebtedness for money borrowed of any Person (other than the Company and its Subsidiaries) in excess of Two Million Dollars ($2,000,000);

(iii) any Contract that (A) restricts it from participating or competing in any line of business, market or geographic area or (B) grants any exclusive rights to any Person;

(iv) any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such agreements or arrangements solely between or among the Company and/or its wholly owned Subsidiaries;

(v) any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(vi) any employment, retention, severance, change in control or consulting agreement;

(vii) any Contract, including any employment, retention, severance, change in control or consulting agreement, and stock option plan, stock incentive plan, stock appreciation rights plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or in combination with any subsequent event or events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(viii) any Contract between the Company and any of its Affiliates, other than any such Contract solely between or among the Company and/or its wholly owned Subsidiaries;

(ix) any Material IP Contracts and other Major Properties Contracts;

(x) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets or properties in excess of Two Million Dollars ($2,000,000), other than Material IP Contracts;

(xi) any Contract the termination of which would reasonably be expected to have a Company Material Adverse Effect; or

(xii) any other Contract that contains outstanding obligations in excess of Two Million Dollars ($2,000,000) or that is otherwise material to the condition (financial or otherwise), business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole.

(b) As of the date of this Agreement, the Company has made available to Parent true, correct and complete copies of all Company Material Contracts.

(c) Except as set forth or described on Section 3.17(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Material Contract, is in material breach or violation of, or in material default under, any Company Material Contract, (ii) with respect to either the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to a Company Material Contract, no event has occurred or circumstance exists which would result in a material breach or violation of, or a material default under, any Company Material Contract (in each case, with or without notice or lapse of time or both) and (iii) each Company Material Contract is valid and binding on each of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law), and is in full force and effect with respect to each of the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto. In the ordinary course of business, the Company and its Subsidiaries do not enter into Contracts providing for most favored customer pricing or similar terms to third parties.

3.18 Environmental Matters.

(a) There are no pending or, to the Knowledge of the Company, threatened, Actions under, or pursuant to, Environmental Laws against the Company or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other property at which Hazardous Substances generated, or allegedly generated, by the Company or any of its Subsidiaries were, or allegedly were, treated, stored or disposed;

(b) the Company and its Subsidiaries have received no written allegations of any material Liabilities under any Environment Law and, to the Knowledge of the Company, there are no such allegations pending or threatened; and

(c) to the Knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substances at, on, under or from any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or any other property in a manner that would reasonably be expected to give rise to any material Liability to the Company or its Subsidiaries under any Environmental Laws.

3.19 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the meeting of Company Stockholders (the “Company Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates should be discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub that is contained (including by incorporation by reference) in any of the foregoing documents.

3.20 Insurance. The Company has made available to Parent prior to the date of this Agreement copies of all insurance policies which are maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.21 Library Films; Library Film Materials. The Company has made available to Parent a true, complete and correct list of the locations of all original negatives (if any) and master copies of the Library Films of the Company or its Subsidiaries, and to the extent such locations are owned or controlled by a third Person, the Company or its Subsidiaries are party to customary access agreements regarding the physical embodiments of any Films (or any elements or portions thereof, or items or materials related thereto), regardless of form or format, at such locations. An original negative (if any) or master of each such Library Film has been properly stored in accordance with prudent standards in the media, motion picture, television and entertainment industry, and is in a commercially reasonable condition.

3.22 Films in Progress.

(a) Section 3.22(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all Films for which pre-production, principal photography or post-production has commenced, or that have been completed and/or acquired, or completed and/or acquired but not Exploited, or on which a director or principal cast has been made “pay or play,” in each case whether being produced by the Company or any of its Subsidiaries, or whether the Company or any of its Subsidiaries is committed, or has the right, to acquire any rights in such Film from a third Person (collectively, the “Films In Progress”) and cost commitments as of the date of this Agreement.

(b) The Company and its Subsidiaries have not entered into any Contracts for the distribution for such Films in Progress.

3.23 Amendment of Rights Plan; State Takeover Statutes.

(a) The Company has taken all necessary actions to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement and to terminate the Rights Agreement as of the Effective Time.

(b) Assuming the accuracy of the representations set forth in Section 4.7, the Company has taken all action necessary so that the restrictions on “business combinations” otherwise applicable under Section 203 of the DGCL do not apply to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal Laws apply to this Agreement or any of the transactions contemplated hereby.

3.24 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., Inc., dated August 30, 2009, to the effect that, as of such date, the Merger Consideration to be received by the Company Stockholders is fair, from a financial point of view, to the Company Stockholders. A copy of such opinion has been made available to Parent.

3.25 Brokers. Except for fees payable to Merrill Lynch & Co., Inc. pursuant to an engagement letter, a copy of which has been provided to Parent, no Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.26 Absence of Indemnifiable Claims, etc. As of the date hereof, there are no pending claims and, to the Knowledge of the Company, no facts that would reasonably entitle any director or officer of the Company or its Subsidiaries to indemnification by the Company or its Subsidiaries under applicable Law, the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws or other organizational or governance documents of any of the Subsidiaries of the Company, any insurance policy maintained by the Company or its Subsidiaries or any indemnity agreements of the Company or similar agreements to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets is or may be bound.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC

Except as set forth in (a) the Parent Disclosure Letter or (b) the Parent SEC Documents filed prior to the date hereof, Parent, Merger Sub and Merger LLC represent and warrant to the Company as follows:

4.1 Organization; Standing and Power. Each of Parent, Merger Sub and Merger LLC (a) is duly organized, validly existing and in good standing under the laws of state of Delaware, (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in the case of clause (c) as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company, prior to the date hereof, a true, complete and correct copy of the certificate of incorporation and bylaws of Parent, the certificate of incorporation and bylaws of Merger Sub and the certificate of formation of Merger LLC.

4.2 Capitalization of Parent, Merger Sub and Merger LLC.

(a) The authorized capital stock of Parent consists solely of Three Billion Six Hundred Million (3,600,000,000) shares of Parent Common Stock, One Billion (1,000,000,000) shares of go.com common stock, par value $0.01 per share (the “go.com Common Stock”), and One Hundred Million (100,000,000) shares of Parent Preferred Stock. As of the close of business on July 27, 2009, (i) 1,858,556,517 shares of Parent Common Stock were issued and outstanding, (ii) 780,342,818 shares of Parent Common Stock were held in treasury by Parent and its Subsidiaries and (iii) no shares of go.com Common Stock were issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth above, there are no outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of or ownership interests in Parent, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from Parent or any Subsidiary of Parent, or obligations of Parent or any Subsidiary of Parent to issue any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, Parent, or obligations of Parent or any Subsidiary of Parent to grant, extend or enter into any such agreement or commitment or (iv) obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Parent, or to vote or to dispose of any shares of capital stock of Parent.

(b) All shares of capital stock of Parent to be issued in connection with the Merger, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

(c) The authorized capital stock of Merger Sub consists solely of One Hundred (100) shares of Merger Sub Common Stock. As of the date hereof, there are One Hundred (100) shares of Merger Sub Common Stock issued and outstanding, all of which are held directly or indirectly by Parent. All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

(d) The authorized capital interests of Merger LLC consists of 100% membership interests, all of which are held directly or indirectly by Parent. All of the outstanding membership interests of Merger LLC have been duly authorized and validly issued. Merger LLC does not hold, nor has it held, any material assets or incurred any material liabilities, nor has Merger LLC carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement.

4.3 Authorization.

(a) Each of Parent, Merger Sub and Merger LLC has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the Merger, the Upstream Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, Merger Sub and Merger LLC and, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and as the sole member of Merger LLC, no other corporate proceedings on the part of Parent, Merger Sub or Merger LLC are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Merger LLC and, assuming the due adoption by Parent as aforesaid and the due execution and delivery by the Company, constitutes the valid and binding obligation of Parent, Merger Sub and Merger LLC, enforceable against Parent, Merger Sub and Merger LLC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law).

(b) The Board of Directors of each of Parent and Merger Sub, and the managing member of Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent, Merger Sub and Merger LLC and their respective stockholders and members and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Upstream Merger.

4.4 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Parent, Merger Sub and Merger LLC of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Order, consent or approval of, or other action by or in respect of, any Governmental Authority other than (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust, competition or pre-merger notification Law, (iii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement and (C) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, Orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and (v) the filing of one or more Certificates of Merger or other documents as required by the DGCL and the LLC Act.

(b) The execution, delivery and performance by Parent, Merger Sub and Merger LLC of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of Parent, Merger Sub or Merger LLC, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.4(a) have been obtained and all filings and other obligations described in Section 4.4(a) have been made, conflict with or violate, in any material respect, any Law applicable to Parent, Merger Sub or Merger LLC or by which any property or asset of Parent, Merger Sub or Merger LLC is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to which Parent, Merger Sub or Merger LLC is a party or by which it or any of its respective properties or assets may be bound or (iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of Parent, Merger Sub or Merger LLC except, with respect to clauses (iii) and (iv), for such triggering of payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.5 SEC Reports and Financial Statements.

(a) Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Parent since January 1, 2006 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents, including each Parent SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the SEC, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (except that the unaudited interim financial statements were subject to normal and recurring year-end and quarter-end adjustments which were not material).

(c) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents and the statements contained in such certifications are true and accurate. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(d) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (ii) that transactions are executed in accordance with management’s general or specific authorizations; (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has (i) designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to management of Parent by others within Parent to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Parent SEC Documents and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(e) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

4.6 Financing. Parent has, or will have, sufficient funds available to consummate the transactions contemplated hereby.

4.7 Ownership of Company Common Stock. Neither Parent, nor Merger Sub nor Merger LLC is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.8 Absence of Certain Changes. Since December 31, 2008, there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

4.9 Compliance with Applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries have complied, and are now in compliance, in each case, with all applicable Laws and no investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, has any Governmental Authority indicated an intention to conduct any such investigation or review;

(b) Parent and its Subsidiaries (i) hold all Governmental Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Governmental Permits are in full force and effect, and (ii) are in compliance with all such Governmental Permits, and, to the knowledge of Parent, no such Governmental Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification;

(c) Parent is not an “investment company” under the Investment Company Act of 1940; and

(d) Parent and each of its officers and directors are in compliance with, and have complied, with (i) the applicable provisions of the Sarbanes Act and the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.10 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Merger LLC for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to the Effective Time any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any statements made or incorporated by reference therein based on information supplied in writing by the Company that is contained (including by incorporation by reference) in any of the foregoing documents.

4.11 Tax. None of Parent, Merger LLC or Merger Sub (or any of their Subsidiaries) has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent or preclude the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS

5.1 Conduct of Business. From the date hereof until the Effective Time, except (a) as required or contemplated by this Agreement or (b) as consented to in writing by Parent, the Company will, and will cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and to keep available the services of its current officers and employees and (iii) use its commercially reasonable efforts to protect the Company Intellectual Property to the end that the Company’s and its Subsidiaries’ goodwill and ongoing business shall not be impaired in any material respect as of the Closing Date. In addition to and without limiting the generality of the foregoing, from the date hereof until the Effective Time, except (a) as required or contemplated by this Agreement or (b) as consented to in writing by Parent:

(a) Governing Documents. The Company shall not amend or propose to amend the Company Charter or Company Bylaws, and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or bylaws or similar organizational or governance documents;

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, encumber or transfer or agree or commit to issue, deliver, sell, pledge, dispose of, grant, encumber or transfer any shares of any class of capital stock of or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for, or any options, warrants, or other rights of any kind to acquire, any shares of any class or series of such capital stock, or any other equity interest or any other securities of the Company or any of its Subsidiaries, other than (x) in accordance with the Rights Agreement and (y) the issuance of Company Common Stock (and associated rights issued in accordance with the Rights Agreement) issuable pursuant to Company Stock Options issued under the Company Plans and outstanding as of the date hereof, (ii) enter into any amendment of any term of any of its outstanding securities or (iii) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

(c) No Dispositions. Except as set forth on Section 5.1(c) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, dispose of, transfer, lease, license, or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any tangible property or assets of the Company or any of its Subsidiaries (other than Intellectual Property), except in the ordinary course of business consistent with past practice in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate;

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merger, consolidation or otherwise, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or any other assets or (ii) merge or consolidate with any other Person or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger), except, in the case of clause (i), that the Company may acquire rights in Intellectual Property from talent and other third parties in the ordinary course of business consistent with past practices; provided, however, that the aggregate amount to be paid for any and all such rights shall not exceed One Million Dollars ($1,000,000) in the aggregate; and in the case of clause (ii), that a Subsidiary of the Company may merge with another Subsidiary of the Company;

(e) Dividends; Changes in Stock. Except as set forth on Section 5.1(e) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose and commit to, (i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of the Company (other than any dividend or distribution by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of the capital stock of the Company, (ii) reclassify, combine, split or subdivide any capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) redeem, purchase or otherwise acquire, directly or indirectly, or modify or amend, any capital stock, other equity interests or other securities of the Company or any of its Subsidiaries (other than in accordance with the Rights Agreement in connection with the exercise of Company Stock Options or in connection with the settlement of Company RSUs);

(f) Film Production and Distribution. Except as set forth on Section 5.1(f) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (i) “green light” any theatrical motion picture, (ii) commit to any prints and advertising spending commitments, (iii) commit to the acquisition, development or financing of any theatrical motion picture or (iv) enter into or commit to enter into any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any theatrical motion picture produced or to be produced by the Company or its Subsidiaries, except to the extent the taking of any actions prohibited by this Section 5.1(f) and Section 5.1(g) does not create outstanding obligations (including talent deals and such other contingent or future payments or commitments) in excess of Five Million Dollars ($5,000,000) in the aggregate, unless such excess is consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned);

(g) Investments; Indebtedness. Except as set forth on Section 5.1(g) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business consistent with past practice not to exceed One Million Dollars ($1,000,000) in the aggregate, or (B) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (ii) incur, assume or modify any indebtedness for borrowed money or issue any debt securities, except to the extent the taking of any actions prohibited by Section 5.1(f)(ii) and this Section 5.1(g) does not create outstanding obligations (including contingent or future payments or commitments) in excess of Five Million Dollars ($5,000,000) in the aggregate, unless such excess is consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the debt securities, indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries), (iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any of the wholly owned Subsidiaries of the Company or (vi) enter into any arrangement having the economic effect of any of the foregoing;

(h) Material Contracts. Except as otherwise set forth in this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i)(A) materially amend, cancel, terminate, extend or request any material change in, or agree to any material change in any Company Material Contract or Real Property Lease, or (B) waive, release or assign, in any respect, any rights under any Company Material Contract or (ii) enter into any new (A) Real Property Lease or (B) any contract, agreement or arrangement that would be a Company Material Contract if it had existed as of the date of this Agreement; provided that the restrictions contained in this Section 5.1(h) shall not apply to any Contract that is or would be a Company Material Contract, as defined in Section 3.17(a), solely because it is included in the definition of a Major Properties Contract and is not otherwise a Material IP Contract;

(i) Benefits Changes. Except as set forth on Section 5.1(i) of the Company Disclosure Letter or as required by any Company Plan listed on Section 3.15(a) of the Company Disclosure Letter, to the extent provided or made available to Parent prior to the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of, or make any loans to, any director, officer, employee, consultant or other service provider, (ii) grant or pay any bonus or other incentive compensation, (iii) establish, adopt or enter into any collective bargaining, bonus, pension, other retirement, deferred compensation, equity compensation, change in control, retention or other benefit agreement, plan or arrangement for the benefit of any current or former director, officer, employee, consultant or other service provider, (iv) amend any existing Company Plan, except as may be required to comply with applicable Laws or otherwise expressly permitted by this Section 5.1, (v) enter into or amend any agreement with any director, officer, or employee providing for payments in excess of Two Hundred

Fifty Thousand Dollars ($250,000) per year and Five Hundred Thousand Dollars ($500,000) in the aggregate for the term of the agreement, except as may be required to comply with applicable Law, (vi) enter into or amend any consulting agreement with any consultant or other service provider providing for payments in excess of Two Hundred Fifty Thousand Dollars ($250,000) per year and Five Hundred Thousand Dollars ($500,000) in the aggregate for the term of the agreement, (vii) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except as required (without discretion) pursuant to the terms of the Company Plans, (viii) with respect to any officer, director, or employee who has a base salary of more than One Hundred Thousand Dollars ($100,000), hire or terminate (other than for cause) the employment or service of any such officer, director or employee, or enter into any severance agreement with any such officer, director or employee or (ix) with respect to any officer, director, or employee who has a base salary of less than or equal to One Hundred Thousand Dollars ($100,000), hire or terminate (other than for cause) the employment or service of any such officer, director or employee, or enter into any severance agreement with any such officer, director or employee, in either case, except in the ordinary course of business consistent with past practice;

(j) Accounting Matters. The Company shall not change its method of accounting, except (i) as required by changes in GAAP or Regulation S-X under the Exchange Act (as agreed to with the Company’s independent public accountants), or (ii) as may be required by a change in applicable Law;

(k) Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election except as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax Authority with respect to, any material Tax claim, audit or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, or change any annual material Tax accounting period or method of Tax accounting;

(l) Confidentiality. The Company shall not modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party and which relates to a business combination involving the Company;

(m) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, or enter into any commitment for, any capital expenditures other than (i) the capital expenditures set forth in Section 5.1(m) of the Company Disclosure Letter and (ii) any capital expenditure not set forth in Section 5.1(m) of the Company Disclosure Letter but made in the ordinary course of business consistent with past practice in connection with the production or distribution of Films in amounts not to exceed Five Million Dollars ($5,000,000) in the aggregate;

(n) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any Actions or Liabilities or consent to the entry of any Order, other than any payment, discharge, settlement, satisfaction or consent with respect to Actions or Liabilities unrelated to any Company Intellectual Property in the ordinary course of business consistent with past practice where the amounts paid or to be paid are in an amount less than One Million Dollars ($1,000,000) in the aggregate;

(o) Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into (i) any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC or (ii) any agreement or arrangement with Lee;

(p) Certain Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that, or omit to take any action where such omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement except as otherwise expressly permitted under Section 5.2;

(q) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to, (i) grant Encumbrances on, sell, assign, license, sublicense, impair, abandon or fail to maintain any Owned Intellectual Property, (ii) grant, extend, amend, waive or modify any rights in or to the Owned Intellectual Property, (iii) fail to maintain or diligently prosecute the Company’s and its Subsidiaries’ Owned

Intellectual Property applications as applicable, (iv) enter into any Material IP Contract or (v) amend, terminate, request or agree to a change, fail to exercise a right of renewal or extension, or waive, release or assign any right or claim under any Material IP Contract;

(r) Distribution and Related Agreements. The Company shall not, and shall not permit its Subsidiaries to, enter into, continue or otherwise participate in any discussions or negotiations regarding any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any theatrical motion pictures produced or to be produced by the Company or its Subsidiaries, except as set forth in Section 5.1(r) of the Company Disclosure Letter;

(s) Line of Business. The Company shall not, and shall not permit its Subsidiaries to, enter into any material line of business other than the line of business in which the Company and its Subsidiaries is currently engaged as of the date of this Agreement or distribute products other than the products that the Company and its Subsidiaries are currently distributing as of the date of this Agreement;

(t) Insurance. The Company shall not permit any insurance policy or arrangement naming or providing for it as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired; or

(u) General. The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

5.2 No Solicitation.

(a) Alternative Transaction. The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit the directors, officers, employees and Representatives of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Transaction Proposal, or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.2(a) by any of the Company or its Subsidiaries or their respective directors, officers, employees or Representatives shall be deemed to be a breach of this Section 5.2(a) by the Company. The Company will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal and will enforce, and, except as otherwise prohibited by applicable Law, will not waive any provisions of, any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party relating to any such Alternative Transaction Proposal. The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Transaction Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries. The Company agrees that it will take the necessary steps to promptly inform its directors, officers, employees and Representatives of the obligations undertaken in this Section 5.2.

(b) Superior Proposal. Notwithstanding anything to the contrary contained in Section 5.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Stockholder Approval, a bona fide written Alternative Transaction Proposal which the Board of Directors of the Company determines (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be, or to be reasonably likely to lead to, a Superior Proposal, the Company may then take the following actions:

(i) Furnish any information with respect to the Company and its Subsidiaries to the Person or group (and their respective Representatives) making such Alternative Transaction Proposal; provided,

that (A) prior to furnishing any such information, it receives from such Person or group an executed confidentiality agreement containing confidentiality terms at least as restrictive as the terms contained in the Confidentiality Agreement, dated as of July 16, 2009, between the Company and Parent (the “Confidentiality Agreement”) and (B) contemporaneously with furnishing any such information to such Person or group, it furnishes such information to Parent; and

(ii) Engage in discussions or negotiations with such Person or group (and their Representatives) with respect to such Alternative Transaction Proposal.

(c) Notification. In addition to the obligations of the Company set forth in Sections 5.2(a), (b) and (d) hereof, as promptly as practicable (and in any event within one (1) Business Day) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to, or that would reasonably be expected to lead to, any Alternative Transaction Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Transaction Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as practicable (and in any event within one (1) Business Day) with all information as is reasonably necessary to keep Parent fully informed of all material oral or written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Transaction Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Parent a copy of all material written materials (including material written materials provided by email or otherwise in electronic format) provided by or to the Company, any of its Subsidiaries or any of their Representatives in connection with such Alternative Transaction Proposal, request or inquiry. The Company shall provide Parent with seventy-two (72) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Transaction Proposal; provided, that nothing contained in this Section 5.2(c) or elsewhere in this Agreement shall give or be deemed to give Parent the right to participate or otherwise be a party to any meeting of the Company’s Board of Directors or any committee thereof.

(d) Changes of Recommendation; Termination. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting, or relating to, any Alternative Transaction Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.2(d) or in any other provision of this Agreement, the Board of Directors of the Company may, solely in response to a Superior Proposal, terminate this Agreement pursuant to Section 7.1(e) and concurrently enter into a definitive agreement with respect to such Superior Proposal, if all of the following conditions in clauses (i) through (vi) are met, as applicable:

(i) such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company Stockholder Approval has not been obtained;

(iii) the Company has (A) provided to Parent five (5) Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five (5) Business Day period) and (3) that it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal;

(iv) the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms offered by Parent, the failure to terminate this Agreement and enter into the Alternative Acquisition Agreement would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law;

(v) the Company shall have complied with Section 5.2(a) and shall not have breached any of the other provisions set forth in this Section 5.2 in any material respect; and

(vi) the Company pays all fees and expenses as required pursuant to Section 7.3 hereof.

(e) Company Adverse Recommendation Change. Notwithstanding anything to the contrary set forth in Section 5.2(d) or in any other provision of this Agreement, the Board of Directors of the Company may make a Company Adverse Recommendation Change (other than in response to a Superior Proposal) if it determines in good faith after consultation with its legal and financial advisors that the failure to make such change would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided, that (i) the Company has provided to Parent five (5) Business Days’ prior written notice advising Parent that it intends to effect a Company Adverse Recommendation Change and specifying, in reasonable detail, the reasons for the Company Adverse Recommendation Change and (ii) during such five (5) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in a manner that obviates the need for the Company Adverse Recommendation Change.

(f) Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company (other than a Company Adverse Recommendation Change which shall be made only in accordance with Section 5.2(d) or 5.2(e), as applicable) if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law; provided, however, that any action taken or disclosure made under this Section 5.2(f) shall not limit or modify the effect that any such action or disclosure may have under any other provision of this Agreement.

5.3 Preparation of SEC Documents; Stockholders’ Meetings.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable following the date hereof, and in any event within fifteen (15) Business Days following the date of this Agreement, Parent and the Company shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. The Company will cause the Proxy Statement to be mailed to Company Stockholders promptly after the Registration Statement is declared effective under the Securities Act.

(ii)(A) All filings by the Company with the SEC in connection with the transactions contemplated hereby and (B) all mailings to the Company Stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment by Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby, including the Registration Statement, shall be subject to the prior review and comment by the Company.

(iii) Each of Parent and the Company shall (A) as promptly as practicable notify the other of (1) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (2) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all Orders of the SEC relating to the Registration Statement.

(iv) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.

(b) The Company shall duly give notice of, convene and hold the Company Stockholders’ Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act, for the sole purpose of seeking the Company Stockholder Approval or adjournment thereof and shall, subject to Section 5.2(d), (i) recommend to its stockholders adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided, that such adjournment or postponement shall not exceed ten (10) Business Days. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law, the rules of the NYSE and the Company Charter and the Company Bylaws. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or (ii) the withdrawal, qualification, amendment or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of this Agreement or the Merger. If a Company Adverse Recommendation Change shall have occurred and thereafter the Board of Directors shall recommend this Agreement and the Merger (the “Reinstated Recommendation”), the Company shall not hold or shall adjourn the Company Stockholder Meeting until not less than ten (10) calendar days after the date of such Reinstated Recommendation; provided, that the Company Stockholder Meeting shall be held as soon as practicable thereafter.

(c) Except to the extent expressly permitted by Section 5.2(d), (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of adoption of this Agreement at the Company Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of its Board of Directors that Company Stockholders vote in favor of the adoption of this Agreement.

5.4 [Intentionally Omitted.]

5.5 Access to Information; Confidentiality.

(a) Access to Information. Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and the officers, directors, employees and Representatives of the Company and its Subsidiaries to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent to the Company in accordance with this Section 5.5, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, to Parent, a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of the federal securities laws or a Governmental Authority, except, with respect to examination reports, as may be restricted by applicable Law. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information that, in the reasonable judgment of the Company, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or Order or (ii) the disclosure of which would be reasonably likely to cause the loss of any attorney-client or other legal privilege or trade secret protection held by the Company or any of its Subsidiaries. The Company shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Parent pursuant to this Section 5.5 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement.

(b) Confidentiality. All information and materials provided pursuant to this Agreement will be subject to the provisions of the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms.

5.6 Commercially Reasonable Efforts.

(a) Governmental and Third Party Approvals. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) preparing and filing as soon as practicable after the date hereof all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by any Governmental Authority or other third party, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as reasonably practicable, of any form or report required by any other Governmental Authority relating to antitrust, competition, trade, pre-merger notification or other regulatory matters), (ii) obtaining all necessary consents, approvals, authorizations or waivers from, and providing notices to, third parties, including providing any further information as may be required by such third party, (iii) the defending of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have vacated or reversed any Order that would restrain, prevent or delay the Closing and (iv) the execution and delivery of any additional instruments required by applicable Law necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. For purposes of clause (ii) of the immediately preceding sentence, as to Real Property Leases, the Company shall request, and use commercially reasonable efforts to obtain, consents, approvals, authorizations or waivers (which shall be in form and substance reasonably satisfactory to Parent) from applicable third parties as to which Parent notifies the Company that Parent has determined in good faith that it is necessary to do so. Each of the parties hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. In addition, each of the parties hereto shall consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any third party or any other information supplied by such party to a third party in connection with this Agreement and the transactions contemplated by this Agreement.

(b) Notification. Each of the Company and Parent shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby. In that regard, each party shall without limitation use its commercially reasonable efforts to: (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of material oral communications, advise the other orally of) any material communications from or with any Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority or other third party with respect to the Merger or any of the other transactions contemplated by this Agreement, (iii) to the extent practical, not participate in any meeting with (A) any Governmental Authority with respect to the Merger or any of the other transactions contemplated by this Agreement and (B) any third party (excluding Governmental Authorities) with respect to any material consent, approval or waiver in connection with the Merger or any of the other transactions contemplated by this Agreement, in each case, unless it consults with the other in advance and, to the extent permitted by such Governmental Authority or other third party, as applicable, gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with such necessary information and reasonable assistance as the Company or Parent, as applicable, may reasonably request in connection with its preparation of necessary filings or submissions of information to any such third party. Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.6 as “outside counsel only”. Such material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel.

(c) Divestitures. In furtherance of the covenants set forth in Section 5.6(a), if any objections are asserted with respect to the transactions contemplated hereby under any domestic or foreign antitrust or competition Law or if any Action is instituted (or threatened to be instituted) by the Federal Trade Commission, the Department of Justice or any other applicable Governmental Authority challenging any of the transactions contemplated hereby or which would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated hereby, the Company shall take all actions necessary to resolve any such objections or Actions (or threatened Actions) so as to permit consummation of the transactions contemplated hereby to close as soon as reasonably practicable, including, becoming subject to, consenting to or agreeing to, or otherwise taking any action with respect to, any requirement, condition, understanding, agreement or order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change its respective assets or business (including that of its Affiliates) in any manner (collectively, “Divestitures”); provided, that the obligations of the Company under this Section 5.6(c) shall be conditioned upon the occurrence of the Closing and provided, further, that the Company shall not take any of the foregoing actions without the prior written consent of Parent, other than Divestitures related to assets or a business of the Company or its Subsidiaries that are, individually or in the aggregate, immaterial to the Company. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or its Affiliates be required to become subject, consent or agree to, or otherwise take any action with respect to, any Divestiture of assets or a business of Parent or its Subsidiaries.

5.7 State Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (a) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (b) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

5.8 Indemnification and Insurance.

(a) For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, and from and after the Upstream Merger, the Surviving Company and its Subsidiaries to, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation, the Surviving Company and their respective Subsidiaries to) cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

(b) Insurance. For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation (and from and after the Upstream Merger, the Surviving Company) to, maintain in effect the current policies (whether through purchase of a “tail end” policy or otherwise) of directors’ and officers’ and fiduciary liability insurance (“D&O Insurance”) maintained by the Company, in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance immediately prior to the Effective Time (a true, correct and complete copy of which has been heretofore made available to Parent), on terms with respect to the coverage and amounts no less favorable in the aggregate than those of the D&O Insurance in effect on the date of this Agreement; provided, that Parent or the Surviving Corporation (and from and after the Upstream Merger, the Surviving Company) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in the aggregate to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 250% of the per annum premium rate paid by the Company and its Subsidiaries as of the date hereof for such policies, then Parent and the Surviving Corporation (and from and after the Upstream Merger, the Surviving Company) shall only be required to provide such coverage as will then be available at an annual premium equal to 250% of such rate.

(c) Successors. If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.8.

(d) Enforceability. Each of the directors and officers or other persons who is an Indemnified Party or a beneficiary under the D&O Insurance is intended to be a third party beneficiary of this Section 5.8 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in paragraph (b) above) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

5.9 Public Announcements. The Company and Parent shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which shall not be unreasonably withheld, delayed or conditioned), except as either party, after consultation with outside counsel, may determine is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market if it has used commercially reasonable efforts to consult with the other party prior thereto regarding the timing, scope and content of any such press release or public statement; provided, however, that no such consultation shall be required to make any disclosure or otherwise take any action expressly permitted by Section 5.2. In addition, except (a) to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.3, (b) prior communications consented to in accordance with this Section 5.9 or (c) as expressly permitted by Section 5.2, neither party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld, delayed or conditioned. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in the form agreed to by the parties.

5.10 Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

5.11 Tax-Free Reorganization Treatment.

(a) Parent, the Company, Merger LLC and Merger Sub intend that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization”

within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger and the Upstream Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 6.2(e) and Section 6.3(e).

(b) Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

(c) None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall they permit their Subsidiaries to, take any action, and Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that their Subsidiaries do not, fail to take any action which action or failure to act would prevent or impede, the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) Prior to Closing, the Company shall take, and shall cause its Subsidiaries to take, any action reasonably requested by Parent to minimize any current or future Tax of the Company, Parent or any of their Affiliates resulting from the transactions contemplated by this Agreement, provided such action would not adversely impact (i) the ability of counsel to provide the opinions pursuant to Section 6.2(e) and Section 6.3(e) or (ii) the satisfaction of the conditions to closing set forth in Article VI. The Company shall, and shall cause its Subsidiaries to, comply with and satisfy the terms and conditions of the agreements listed on Section 5.11(d) of the Company Disclosure Letter.

5.12 Employee Benefits; 401(k) Plan.

(a) Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, Parent and Surviving Company shall, for a period ending on the date one (1) year after the Closing Date, maintain a severance pay practice for the benefit of each employee of the Company that is no less favorable than the severance pay practice provided during such period to similarly situated employees of Parent. With respect to the foregoing, employees of the Company shall receive credit for their full years of service with the Company prior to the Closing Date to the extent it would not result in duplication of benefits.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Company to effect such actions relating to the Company 401(k) Plan (the “Company 401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the Company 401(k) Plan prior to the Effective Time, subject to the terms of the Company 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company’s employees in any Section 401(k) plan subsequently offered to such employees by Parent.

(c) Nothing contained in this Agreement, expressed or implied, shall give any third Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever under or by reason of this Section 5.12 and no provision of this Section 5.12 shall create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of the Company or any of its Subsidiaries to enforce the provisions of this Section 5.12 or any other matter related thereto or be construed as an amendment of any employee benefit plan.

5.13 Post-Closing Management and Operations. Parent shall take all action necessary to adopt and implement immediately following the Effective Time the policies, practices and management structure with respect to the business of the Surviving Company set forth on Section 5.13 of the Company Disclosure Letter.

5.14 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be, of (i) the occurrence or non-occurrence of any event of which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, and (ii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.14(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

(b) The Company shall give prompt notice to Parent of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of, or material default under, any Company Material Contract or Real Property Lease, or (ii) any notice or other material communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, regarding any consent that is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 5.14(b) shall not limit or otherwise affect the remedies available hereunder to Parent.

5.15 Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent.

5.16 Section 16 Matters. Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.17 Reservation of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion and assumption.

5.18 Upstream Merger. Immediately after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Upstream Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Upstream Merger shall have the effects set forth in Section 18-209(g) of the Delaware Limited Liability Company Act. Parent and Merger LLC shall take all reasonable steps and actions as shall be required to cause the Surviving Corporation and Merger LLC to consummate the Upstream Merger as set forth in this Section 5.18.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Antitrust Waiting Periods. (i) Any waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and, to the extent material, under any foreign antitrust, competition or pre-merger notification law shall have expired or been terminated, and (ii) all other material foreign antitrust, competition, trade, pre-merger notification or other regulatory approvals as may be required to consummate the Merger shall have been made or obtained, as applicable.

(c) No Injunctions or Restraints. No Law, Order, or other legal restraint or prohibition, entered, enacted, promulgated, enforced, issued or threatened by any court or other Governmental Authority of competent jurisdiction, shall be in effect, or be pending, which prohibits, renders illegal or enjoins, or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Merger Sub and Merger LLC contained in Sections 4.1 and 4.3 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date) and (ii) the other representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), interpreted without giving effect to any Parent Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d) Parent Material Adverse Effect. Since the date hereof, there shall not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(e) Tax Opinion. The Company shall have received an opinion of Paul, Hastings, Janofsky & Walker LLP (or such other counsel reasonably acceptable to the Company), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent and the Company will be a party to the “reorganization” within the meaning of Section 368(a) of the Code.

(f) Listing. The shares of Parent Common Stock issuable to the Company Stockholders pursuant to the Merger as provided for in Article II shall have been authorized for listing on the NYSE, subject to official notice of issuance.

6.3 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.1, 3.3, 3.8(a) and 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties contained in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except for any inaccuracy that results in de minimis Liability, expense or cost to Parent or Merger Sub and (iii) the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which case, such representations and warranties shall be true and correct in all respects as of such earlier date), interpreted without giving effect to any Company Material Adverse Effect or materiality qualifications, except where all failures of such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d) Company Material Adverse Effect. Since the date hereof, there shall not have been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(e) Tax Opinion. Parent shall have received an opinion of Dewey & LeBoeuf LLP (or such other counsel reasonably acceptable to Parent), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent and the Company will be a party to the “reorganization” within the meaning of Section 368(a) of the Code.

(f) Withholding Certificate. The Company shall have delivered to Parent a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated by on or before May 31, 2010 (the “Outside Date”); provided, that the Outside Date may be extended (A) for a period not to exceed ninety (90) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 6.1(b) failing to have been satisfied but (1) the extending party reasonably believes that the relevant approvals will be obtained during such extension period and (2) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction and (B) in the case of a Reinstated Recommendation, to the extent necessary so that the Company can comply with its obligations pursuant to the last sentence of Section 5.3(b); provided, further, that the right to terminate this Agreement pursuant to this clause (b)(i) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has been the cause of the failure of the Effective Time to occur; or

(ii) any Governmental Authority shall have issued or granted an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action is, or shall have become, final and non-appealable;

(c) by Parent or the Company, if the Company Stockholder Vote shall not have been obtained at the Company Stockholders’ Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(d) by Parent, if the Company shall have breached in any material respect any of its obligations under Section 5.2;

(e) by the Company, at any time prior to the receipt of the Company Stockholder Approval, in accordance with Section 5.2(d); provided, that, as a condition to the effectiveness of such termination, Parent shall have received all fees and expenses as required pursuant to Section 7.3;

(f) by the Company (provided it is not then in material breach of any of its obligations under this Agreement), if (i) there is any continuing inaccuracy in the representations and warranties of Parent, Merger Sub and Merger LLC set forth in this Agreement, or (ii) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), (1) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (2) such breach shall be incapable of being cured or shall not have been cured within sixty (60) days after written notice thereof shall have been received by Parent;

(g) by Parent (provided it is not then in material breach of any of its obligations under this Agreement), if (i) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or (ii) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either cases (i) and (ii), (1) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied as of the time of such termination and (2) such breach shall be incapable of being cured or shall not have been cured within sixty (60) days after written notice thereof shall have been received by the Company; or

(h) by Parent, at any time prior to Company Stockholder Approval, if (i) the Company, the Board of Directors of the Company or any committee thereof, for any reason, shall have (A) failed to include in the Proxy Statement distributed to the Company Stockholders its recommendation that such stockholders adopt this Agreement and approve the Merger, (B) effected a Company Adverse Recommendation Change, (C) approved or recommended any Alternative Transaction Proposal or (D)(i) within ten (10) Business Days of the public announcement of an Alternative Transaction Proposal, failed to reaffirm (publicly, if so requested by Parent) its recommendation in favor of the adoption of this Agreement and the approval of the Merger, or (ii) within ten (10) Business Days after a tender or exchange offer relating to securities of the Company involving a person or group unaffiliated with Parent has first been published or announced, the Company shall not have sent or given to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Section 5.5(b), this Section 7.2 and Section 7.3, as well as Article I and Article VIII to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement; provided, however, that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Payments.

(a) Company Termination Fee. In the event that:

(i) Parent terminates this Agreement pursuant to Section 7.1(d) or Section 7.1(h);

(ii) the Company terminates this Agreement pursuant to Section 7.1(e);

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(c), Section 7.1(g)(i) in respect of a knowing and intentional inaccuracy of the representations and warranties or Section 7.1(g)(ii), (B) prior to such termination, an Alternative Transaction Proposal has been publicly announced and (C) within twelve (12) months of such termination, the Company enters into a definitive agreement with any third party to consummate, or consummates, an Alternative Transaction Proposal; or

(iv) Parent or the Company terminates this Agreement pursuant to Section 7.1(c) if, at or prior to such time, Parent would have the right to a Termination Fee pursuant to clause (i) above;

then the Company shall pay Parent a one time fee equal to One Hundred Forty Million Dollars ($140,000,000) (the “Termination Fee”). Any fee due under this Section 7.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the case of termination pursuant to clause (i), (ii) or (iv) above, on the date of termination of this Agreement or (B) in the case of termination pursuant to clause (iii) above, within two (2) Business Days of the date of the first to occur of (x) the execution of a definitive agreement relating to an Alternative Transaction Proposal and (y) the consummation of a transaction relating to an Alternative Transaction Proposal; provided, that the provisions of this Section 7.3(a) shall be subject to Section 7.3(c). For purposes of this Section 7.3(a), the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 1.1, except that all references to “twenty percent (20%)” in clauses (b) and (c) of the definition of “Alternative Transaction”, as used in the definition of “Alternative Transaction Proposal,” shall be deemed to be references to “fifty percent (50%).”

(b) Interest and Costs; Other Remedies. Each of the Company and Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee when due, and in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for such fee, then the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party.

(c) Expenses. Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent and the Company each shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement, (ii) the filing and printing of the Registration Statement and (iii) any filings pursuant to the HSR Act or to any foreign antitrust or competition Law. Furthermore, in the event that (x) the Company terminates this Agreement pursuant to Section 7.1(f), then Parent shall reimburse the Company for all of the Company’s Expenses or (y) Parent terminates this Agreement pursuant to Section 7.1(g), then the Company, in addition to any payments it may be required to make to Parent pursuant to Section 7.3(a) in respect of such termination, shall reimburse Parent for all of Parent’s Expenses; provided, that in the event that the Company pays Parent’s Expenses pursuant to clause (y) of this Section 7.3(c) and the Company is obligated to pay the Termination Fee pursuant to Section 7.3(a), the amount of the Termination Fee shall be reduced by the amount of Parent’s Expenses. “Expenses” includes all reasonable out of pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of Registration Statement, the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby; provided, however, that the amount required to be reimbursed in respect of Expenses by Company or Parent, as the case may be, shall not exceed Ten Million Dollars ($10,000,000).

ARTICLE VIII

GENERAL

8.1 Expiration of Representations and Warranties; Survival of Certain Covenants and Agreements. None of the representations and warranties in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall survive the Effective Time. The terms of Article I and this Article VIII, as well as the covenants and other agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the consummation of the Merger and the Upstream Merger.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via facsimile (receipt confirmed) or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Marvel Entertainment, Inc.

417 Fifth Avenue

New York, New York 10016

Telecopy: (212) 576-4005

Attention: John Turitzin, Executive Vice President

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

75 East 55th Street, First Floor

New York, NY 10022

Telecopy: (212) 230-7752

Attention: Michael Zuppone, Esq.

and:

Paul, Hastings, Janofsky & Walker LLP

4747 Executive Drive, Twelfth Floor

San Diego, CA 92121

Telecopy: (858) 458-3130

Attention: Carl R. Sanchez, Esq.

if to Parent or Merger Sub:

The Walt Disney Company

500 South Buena Vista Street

Burbank, California 91521

Telecopy: (818) 560-7896

Attention: Alan N. Braverman, Esq.

Tom Staggs

with a copy to:

Dewey & LeBoeuf LLP

1301 Avenue of the Americas

New York, NY 10019

Telecopy: (212) 259-6333

Attention: Morton A. Pierce, Esq.

Chang-Do Gong, Esq.

8.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral (except the Confidentiality Agreement), among the parties with respect to the subject matter hereof and neither party is relying on any other oral or written representation, agreement or understanding and no party makes any express or implied representation or warranty in connection with the transactions contemplated by this Agreement other than as set forth in this Agreement, and (b) except for the provisions of Section 5.8 (which upon the Effective Time are intended to benefit the Indemnified Parties), and Section 2.6 (which upon the Effective Time are intended to benefit the Company Stockholders) is not intended to confer upon any Person other than the parties any rights or remedies.

8.5 Governing Law. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

8.6 Amendments and Supplements. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the parties, as may mutually be determined by the parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the parties, whether before or after adoption of this Agreement by the Company Stockholders; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the Company Stockholders without such further approval or authorization.

8.7 Waiver. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.9 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

8.11 Failure or Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.12 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT, MERGER SUB AND MERGER LLC HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF THE COMPANY, PARENT OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.14 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

8.15 Incorporation of Exhibits. The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.16 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8.16.

[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE WALT DISNEY COMPANY

By:	/s/ Alan N. Braverman
Name:	Alan N. Braverman
Title:	Senior Executive Vice President, General Counsel and Secretary

MAVERICK ACQUISITION SUB, INC.

By:	/s/ David K. Thompson
Name:	David K. Thompson
Title:	Senior Vice President

MAVERICK MERGER SUB, LLC

By:	/s/ David K. Thompson
Name:	David K. Thompson
Title:	Senior Vice President

MARVEL ENTERTAINMENT, INC.

By:	/s/ Isaac Perlmutter
Name:	Isaac Perlmutter
Title:	Chief Executive Officer